Exhibit 99.1

       The Cheesecake Factory Appoints a Coordinating Director

    CALABASAS HILLS, Calif.--(BUSINESS WIRE)--Nov. 13, 2003--The Cheesecake Factory Incorporated (Nasdaq:CAKE) announced today that its Board of Directors has designated Thomas Gregory as coordinating director of the Company. In this role, Mr. Gregory will participate in coordinating the agenda for meetings of the Board as well as other Board activities with David Overton, the Company's Chairman and CEO. Mr. Gregory will also serve as the principal liaison between the Company's independent directors and Mr. Overton. Mr. Gregory has served as an independent director since the Company's initial public offering in 1992 and currently chairs the Audit Committee of the Board.
    Additionally, the Company announced that its Board has established a Corporate Governance and Nominating Committee, chaired by Jerome Kransdorf and composed of the Company's four independent directors. This new committee succeeds the former Nominating Committee of the Board. Among its duties, the Corporate Governance and Nominating Committee will be responsible for making recommendations to the full Board with respect to corporate governance, as well as identifying and recommending potential candidates for Board membership and approving director nominations to be presented for stockholder approval. Mr. Kransdorf has served on the Company's Board as an independent director since 1997.
    The Board also approved certain amendments to the Company's stockholder rights plan. Among other things, these amendments eliminate a provision in the rights plan that would have prohibited the redemption of the rights in specified circumstances, including when a majority of the Board of Directors is comprised of persons who were not nominated by the Board of Directors in office immediately prior to the election of the new directors. A complete copy of the amendments to the rights plan is attached as an exhibit to the Company's amendment to Form 8-A filed with the Securities and Exchange Commission.
    "Since our 1992 IPO, our Board and management team have always been, and continue to be, committed to effective corporate governance and shareholder value creation," commented Overton. "According to Institutional Shareholder Services, Inc. (ISS), the world's leading provider of proxy voting and corporate governance advisory services, our Company outperformed more than 85% of the companies in the S&P hotel, restaurant and leisure industry group and more than 63% of the companies in the S&P 400 index, as measured by the ISS Corporate Governance Quotient calculated in connection with our 2003 annual stockholders meeting. Four of our five directors are independent directors, and all Board committees are composed entirely of independent directors. We believe the corporate governance enhancements just approved by our Board, including the selection of a coordinating director, establishment of a corporate governance and nomination committee, and amendments to our stockholder rights plan will enable us to continue building upon our long-standing track record of creating excellent shareholder returns."
    The Cheesecake Factory Incorporated operates 70 upscale, casual dining restaurants under The Cheesecake Factory(R) name that offer an extensive menu of more than 200 items with an average check of approximately $15.78. The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company's restaurants and for other leading foodservice operators, retailers and distributors. Additionally, the Company operates three upscale casual dining restaurants under the Grand Lux Cafe(R) name in Los Angeles, Chicago and Las Vegas; one self-service, limited menu "express" foodservice operation under The Cheesecake Factory Express(R) mark inside the DisneyQuest(R) family entertainment center in Orlando, Florida; and licenses three bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe(R) name.


    CONTACT: The Cheesecake Factory Incorporated
             Jane Vallaire, 818-871-3000